SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 20, 2011

CORTEX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16467	33-0303583
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15241 Barranca Parkway Irvine, California		92618
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 727-3157

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On October 26, 2011, Cortex Pharmaceuticals, Inc. (the “Company”) announced that it had completed a private placement of 6,765,466 unregistered shares of its common stock and warrants to purchase up to an additional 1,691,367 unregistered shares of its common stock for $500,000 with a single accredited institutional investor, Samyang Value Partners Co., Ltd. (“Samyang”), a wholly-owned subsidiary of Samyang Optics Co., Ltd. of Korea. The Company previously completed and reported a private placement of $1.5 million in convertible promissory note and warrants with Samyang Optics Co., Ltd. in January 2010.

The warrants issued in the current transaction have a two-year term and an exercise price of $0.1035 per share. The exercise price of the warrants is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. The warrants are subject to a call provision that permits the Company to cancel the warrants (unless earlier exercised by the holder) in the event that the weighted average closing price of its common stock exceeds 150% of the warrant exercise price for each of ten (10) consecutive trading days, and certain other conditions are satisfied.

The transaction documents provide the Company with a right of first refusal on sales by Samyang of more than 500,000 shares of common stock (including shares underlying the warrants) during any two trading day period. Additionally, if, and for such time as, Samyang owns not less than fifteen percent (15%) of the then outstanding shares of the Company’s common stock, Samyang may, subject to certain circumstances, appoint a representative reasonably acceptable to the Company to attend meetings of the Company’s Board of Directors in a nonvoting observer capacity and have access to certain information concerning the Company.

Concurrently with the private placement, Samyang Optics Co., Ltd. and the Company entered into a memorandum of understanding regarding a potential royalty-bearing license agreement for rights to the AMPAKINE CX1739 for the treatment of neurodegenerative diseases in South Korea. The memorandum of understanding also provides Samyang Optics Co., Ltd. with rights of negotiation to expand its territory into other Southeast Asian countries, excluding Japan, Taiwan and China, and to include rights to the high impact AMPAKINE CX1846 as a potential treatment for neurodegenerative diseases. The parties have agreed in good faith to negotiate and enter into an agreement based on the terms of the memorandum of understanding, however, there can be no assurance that any such agreement will be finalized and entered into by the parties. The failure to enter into the license agreement between the parties will have no impact on the private placement.

The securities issued in the private placement (including any securities underlying the warrants) have not been registered under the Securities Act of 1933, as amended, and until so registered the securities may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration. The Company is not under any obligation to register the securities.

This announcement is not an offer to sell the Company’s securities, and any opportunity to participate in the private placement was available only to Samyang.

The foregoing description of the private placement does not purport to be complete and is qualified in its entirety by reference to the Securities Purchase Agreement and the form of Common Stock Purchase Warrant, which will be filed as Exhibits to the Company’s Form 10-K for the year ended December 31, 2011. The press release describing the private placement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 3.02.     Unregistered Sales of Equity Securities.

The securities described in Item 1.01 above were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. The agreements executed in connection with the private placement contain representations to support the Company’s reasonable belief that the investor is acquiring the securities for its own account and not with a view to the distribution thereof and that the investor is an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended). At the time of their issuance, the securities will be deemed to be restricted securities for purposes of the Securities Act of 1933, as amended, and the certificates representing the securities shall bear legends to that effect.

Item 9.01.     Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release dated October 26, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORTEX PHARMACEUTICALS, INC.

October 26, 2011	/s/ Maria S. Messinger
Maria S. Messinger
Vice President, Chief Financial Officer
and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated October 26, 2011.